Exhibit 99.1

Phathom Pharmaceuticals Reports Fourth Quarter and Full Year 2025 Financial Results and Provides 2026 Financial Guidance

•	Over 1.1 million total VOQUEZNA® prescriptions filled to date

•	$57.6 million in Q4 net revenues; $175.1 million in FY 2025 net revenues, a 217% increase from FY 2024

•	Q4 operating expenses of $55.9 million; non-GAAP operating expenses of $50.3 million and net cash usage of approximately $5.2 million, reflecting continued expense discipline

•	Strengthened financial position through $130 million equity offering and modification of term debt

•	Providing FY 2026 guidance; operating profitability expected beginning in Q3 2026 and for FY 2026

•	Management to host conference call today, February 26, 2026, at 8:00 a.m. EST

FLORHAM PARK, N.J., February 26, 2026 — Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a biopharmaceutical company focused on commercializing and developing novel treatments for gastrointestinal (GI) diseases, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided 2026 financial guidance.

“We are pleased with our continued growth throughout 2025, leveraging the efficiency of our GI-focused strategy,” said Steven Basta, President and Chief Executive Officer of Phathom. “Revenue increased significantly over the last three quarters. In the fourth quarter, we realigned our sales organization and enter 2026 with a stronger sales team and marketing initiatives designed to deepen engagement and increase prescribing for GERD across gastroenterologists.”

“Phathom exited 2025 with strong revenue growth and meaningful progress on expense discipline initiatives,” said Sanjeev Narula, Chief Financial and Business Officer of Phathom. “Following our January financing, we negotiated a modification to our term loan to reduce interest and extend maturity. We believe these steps provide us with an enhanced capital structure and financial flexibility as we position Phathom for anticipated operating profitability beginning in the third quarter 2026. We are executing with discipline to drive revenue growth and anticipate reaching cash flow positivity in 2027.”

Recent Business Highlights and Fourth Quarter and Full Year 2025 Results

VOQUEZNA Commercial Progress:

•	Phathom completed its sales force realignment in the fourth quarter. Phathom’s sales force is currently at >95% strength, having filled most of the open sales positions in recent weeks.

•	In the fourth quarter, Phathom recruited new marketing leadership and aligned marketing messages and activities to support the sales focus on writer depth and frequency among gastroenterologists.

•	More than 1.1 million total VOQUEZNA prescriptions have been filled as of February 13, 2026.

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Approximately 273,000 VOQUEZNA prescriptions were filled in the fourth quarter, a 24% increase quarter over quarter. Covered prescriptions grew 21% during the fourth quarter and continue to be the primary driver of revenue.

EoE Clinical Trial Update:

•	The Phase 2 pHalcon-EoE-201 trial evaluating VOQUEZNA in patients with Eosinophilic Esophagitis (EoE) is actively enrolling as planned. Topline results are anticipated in 2027.

Strengthened Capital Structure and Financial Update:

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In January 2026, Phathom completed an underwritten public offering of common stock and pre-funded warrants, resulting in gross proceeds of approximately $130 million and $122.2 million in net proceeds.

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In February 2026, the Company modified the terms of its outstanding term debt facility, reducing overall debt outstanding, lowering its interest rate, and extending the maturity date to February 2029 with partial repayment beginning in 2028. Phathom reduced the remaining principal to $175 million outstanding and paid certain end-of-term fees and accrued paid-in-kind amounts under the original agreement.

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As a result of the Company’s enhanced capital structure, including approximately $190 million of cash on hand following the term loan modification, Phathom believes it has sufficient resources, together with anticipated future cash flow from operations, to satisfy all liquidity covenants and repayment obligations associated with its term loan and revenue interest financing agreement (RIFA). Modification of the term debt facility extended the repayment obligation. RIFA cash hold covenants begin in October 2026 and adjust over time based on formulas related to royalty amounts paid to date. The Company anticipates that the highest cash hold obligation during 2026 will be approximately $120 million. Phathom expects to maintain cash balances above this level throughout 2026. Additional details are provided in the Company’s Annual Report on Form 10-K.

Fourth Quarter and Full Year 2025 Financial Results:

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Revenue: Net revenues for the fourth quarter 2025 were $57.6 million, an increase of $27.9 million compared to $29.7 million for the fourth quarter 2024. Net revenues for the full year 2025 were $175.1 million, an increase of $119.8 million compared to $55.3 million in 2024.

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Research and development (R&D) expenses: R&D expenses for the fourth quarter 2025 were $7.5 million, a decrease of $1.1 million compared to $8.6 million for fourth quarter 2024. R&D expenses for the full year 2025 were $32.8 million, a decrease of $1.3 million compared to $34.1 million in 2024.

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Selling, general and administrative (SG&A) expenses: SG&A expenses for the fourth quarter 2025 were $48.4 million, a decrease of $28.3 million compared to $76.7 million for fourth quarter 2024. SG&A expenses for the full year 2025 were $279.7 million, a decrease of $11.0 million compared to $290.7 million in 2024. The decrease was primarily due to a reduction in commercial-related promotional expenses, personnel-related expenses, and third-party spend.

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Operating expenses: Operating expenses for the fourth quarter 2025 were $55.9 million, compared to $85.3 million for the fourth quarter 2024 and $58.6 million during the third quarter 2025. The sequential decrease compared to the third quarter 2025 was attributable to cost savings associated with lower commercial promotional spend, lower personnel-related expenses, and lower third-party spend. Fourth quarter 2025 operating expense included a non-cash charge related to stock-based compensation of $5.6 million compared to $6.7 million for the fourth quarter 2024 and $9.3 million for the third quarter 2025. Non-GAAP operating expenses, which exclude stock-based compensation charges, for the fourth quarter 2025 were $50.3 million, compared to $78.6 million for the fourth quarter 2024 and $49.3 million during the third quarter 2025.

Operating expenses for the full year ended 2025 were $312.5 million, compared to $324.7 million for the full year ended 2024. For the year ended 2025, operating expense included a non-cash charge related to stock-based compensation of $28.7 million compared to $24.0 million for the full year ended 2024. Non-GAAP operating expenses, which exclude stock-based compensation charges, for the full year ended 2025 were $283.8 million, compared to $300.7 million for the full year ended 2024.

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Net loss: Net loss for the fourth quarter 2025 was $21.1 million, compared to $74.5 million for the fourth quarter 2024. Non-GAAP adjusted net loss for the fourth quarter 2025 was $5.7 million compared to $56.4 million for the same period in 2024. Net loss for the year ended 2025 was $221.2 million, compared to $334.3 million for the full year ended 2024. Non-GAAP adjusted net loss for the year ended 2025 was $150.5 million compared to $262.3 million for the year ended 2024. These non-GAAP adjusted net loss amounts, as more fully described below under “Non-GAAP Financial Measures,” exclude non-cash stock-based compensation charges, non-cash interest expense related to the accounting for our revenue interest financing liability, which are in excess of the actual interest owed, and interest expense related to the amortization of debt discount on our term loan. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

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Cash and cash equivalents: As of December 31, 2025, cash and cash equivalents were $130.0 million. Net cash usage was approximately $5.2 million in the fourth quarter of 2025, representing a 64% improvement from net cash usage of approximately $14.0 million in the third quarter of 2025. Based on its current operating plan and projected product revenues, and the $122.2 million of net proceeds from the January 2026 offering, the Company believes these resources will be sufficient to fund operations and achieve operating profitability beginning in the third quarter 2026, excluding non-cash stock-based compensation.

2026 Financial Guidance

•	For the full year 2026, Phathom is providing the following financial guidance:

•	Net revenues of $320–$345 million, which includes approximately $17–$20 million as result of the classification change described in the Explanatory Note below

•	Gross- to-net of 55–59%

•	Gross margin of approximately 80%

•	Non-GAAP operating expenses, excluding stock-based compensation, of $235–$250 million

•	Operating profitability, excluding stock-based compensation, expected beginning in the third quarter 2026 and for the full year 2026

Explanatory Note for 2026 Guidance:

•	Beginning January 1, 2026, the Company will include certain third-party charges in cost of goods sold instead of gross-to-net adjustments. The Company’s 2026 financial guidance reflects this update.

Conference Call and Webcast

Phathom will host a conference call and webcast to discuss its fourth quarter and full year 2025 financial results and business highlights today, February 26, 2026, at 8:00 a.m. EST. A live webcast will be available on the investors page of Phathom’s website under Events & Presentations. A replay of the webcast will be available following the completion of the call and will be archived for up to 90 days.

Non-GAAP Financial Measures

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Phathom has provided non-GAAP operating expense, adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Phathom believes the presentation of non-GAAP adjusted operating expense, net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. Non-GAAP operating expense excludes non-cash stock-based compensation, which is impacted by changes in the market price of common stock. Adjusted net loss and net loss per share exclude (i) non-cash stock- based compensation, (ii) interest expense related to the accounting for our revenue interest financing liability, which are in excess of the actual interest owed, and (iii) interest expense related to the amortization of debt discount on our term loan. Phathom does not provide a reconciliation of projected non-GAAP adjusted operating expense to GAAP operating expense due to the inherent difficulty in forecasting and quantifying non-cash stock-based compensation which is dependent on changes in the market price of common stock and necessary for such reconciliation.

Phathom believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Phathom’s results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Phathom’s ongoing operating performance and are better able to compare Phathom’s performance between periods. In addition, these non-GAAP financial measures are among those indicators Phathom uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Phathom Pharmaceuticals, Inc.

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases. Phathom has in-licensed the exclusive rights to vonoprazan, a first-in-class potassium-competitive acid blocker (PCAB) for the U.S., Europe and Canada. Phathom currently markets vonoprazan in the United States as VOQUEZNA® (vonoprazan) tablets for the relief of heartburn associated with Non-Erosive GERD in adults, the healing and maintenance of healing of Erosive GERD in adults and relief of associated heartburn, and as part of VOQUEZNA® DUAL PAK® (vonoprazan tablets, amoxicillin capsules) and VOQUEZNA® TRIPLE PAK® (vonoprazan tablets, amoxicillin capsules, clarithromycin tablets) for the treatment of H. pylori infection in adults. For more information about Phathom, visit the company’s website at www.phathompharma.com and follow on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation statements regarding: our planned commercialization efforts with respect to VOQUEZNA and our expectations as to potential operating results; our guidance and expectations regarding financial results for 2026, including revenues, operating expenses, gross-to-net and gross margin; our expectations and path for achieving operating profitability and cash flow positive operations and potential timing thereof; our views as to the impact of our financing and amendment of our term debt vehicle on our financial profile and flexibility; our belief in our ability to meet liquidity covenants and repayment obligations under the term debt and RIFA with existing cash and cash anticipated to be generated from operations; our development plans and potential timelines including our ability to report topline results from the pHalcon-EoE-201 trial in 2027; our business strategy, goals, mission and vision, including our goal to be a leader in GI; and our other expectations, forecasts and predictions as to future performance, results and likelihood of success. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the risk that: we may not be able to successfully commercialize VOQUEZNA or to achieve operating results, revenues or growth at the levels we expect; the market opportunity for VOQUEZNA may be significantly smaller than our expectations; market acceptance for VOQUEZNA from healthcare professionals, patients, and payors in the indications for which it is approved may be significantly lower than we anticipate; we may encounter coverage, reimbursement, market access, or other issues in the course of our commercialization efforts that may negatively impact our efforts and results; the unmet need for new treatment options in GERD may not be as high as we anticipate; estimates of the number of patients with the disorders for which VOQUEZNA is approved, now or in the future, and our estimates of potential market size may not be accurate; our decisions as to where to allocate our resources and focus our efforts may not lead to the results we expect; we may not seek, achieve or maintain the patent and regulatory exclusivity we expect or that could be available to us and may encounter generic competition sooner than we anticipate; our results may be negatively impacted by the launch of other competitive products; we may experience adverse impact as the result of our dependence on third parties in connection with commercialization, product manufacturing, research and preclinical and clinical testing; we may be negatively impacted by regulatory developments or other governmental actions in the United States, including government healthcare reform; we may encounter unexpected adverse side effects or inadequate efficacy of VOQUEZNA that may limit or impair market acceptance or impair current or future development or regulatory approvals, or may result in recalls, withdrawals or product liability claims; we may not be able to obtain and maintain intellectual property protection important to our business; if we were to breach our license agreement with Takeda for vonoprazan, Takeda might take action, including termination, that would significantly impair our business; we may encounter issues with our ongoing or planned clinical trials, including slower than expected enrollment that affect timing or chances of success; we may receive negative or mixed results from our ongoing or future clinical trials that impact our business, goals or future opportunities; our operating expenses may be higher than we anticipate, including if we decide to engage in activities not currently in our plan or if we face unexpected, or higher than anticipated, expenses, including as the result of unexpected events such as litigation; depending on our operating results and activities, we may not achieve our financial guidance and we may not achieve profitability or cash flow positivity on the timelines we expect or at all; for the foregoing or other reasons, in the future, we may not have sufficient cash to fund our operations at the levels we expect or to meet our obligations under the term debt or RIFA or our other obligations or to enable us to achieve profit from operations; we may need to or decide to raise additional capital and we may not be able to do so on acceptable terms or at all; and any of the foregoing or other factors may negatively impact our ability to achieve our plans, goals, mission, vision and potential. For additional discussion of these and other risks, see the risk disclosure in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

MEDIA CONTACT

Nick Benedetto

1-877-742-8466

media@phathompharma.com

INVESTOR CONTACT

Eric Sciorilli

1-877-742-8466

ir@phathompharma.com

© 2026 Phathom Pharmaceuticals. All rights reserved.

VOQUEZNA, VOQUEZNA DUAL PAK, VOQUEZNA TRIPLE PAK, Phathom Pharmaceuticals, and their respective logos are registered trademarks of Phathom Pharmaceuticals, Inc.

Selected Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$129,972	$297,263
Total assets	$259,149	$378,318
Total liabilities	$697,318	$631,898
Total stockholders’ deficit	$(438,169)	$(253,580)

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Product revenue, net	$57,584	$29,664	$175,110	$55,252
Cost of revenue	7,647	3,815	22,599	7,973

Gross profit	49,937	25,849	152,511	47,279
Operating expenses:
Research and development	7,493	8,583	32,780	34,082
Selling, general and administrative	48,372	76,683	279,717	290,664

Total operating expenses	55,865	85,266	312,497	324,746

Loss from operations	(5,928)	(59,417)	(159,986)	(277,467)

Other (expense) income:
Interest income	1,204	3,510	7,044	15,158
Interest expense	(16,419)	(18,593)	(68,115)	(72,009)
Other expense, net	(5)	49	(190)	(8)

Total other expense	(15,220)	(15,034)	(61,261)	(56,859)

Net loss and comprehensive loss	$(21,148)	$(74,451)	$(221,247)	$(334,326)

Net loss per share, basic and diluted	$(0.29)	$(1.05)	$(3.03)	$(5.29)

Weighted-average shares of common stock outstanding, basic and diluted	73,817,450	71,044,948	72,918,764	63,176,210

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(21,148)	$(74,451)	$(221,247)	$(334,326)
Stock-based compensation expense (A)	5,610	6,687	28,719	24,047
Non-cash interest on revenue interest financing liability	8,994	10,759	39,052	45,771
Interest expense related to amortization of debt discount	809	629	3,014	2,192

Non-GAAP adjusted net loss	$(5,735)	$(56,376)	$(150,462)	$(262,316)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(0.29)	$(1.05)	$(3.03)	$(5.29)
Stock-based compensation expense (A)	0.08	0.10	0.39	0.37
Non-cash interest on revenue interest financing liability	0.12	0.15	0.54	0.72
Interest expense related to amortization of debt discount	0.01	0.01	0.04	0.03

Non-GAAP net loss per share — basic and diluted	$(0.08)	$(0.79)	$(2.06)	$(4.17)

Weighted-average shares of common stock outstanding, basic and diluted	73,817,450	71,044,948	72,918,764	63,176,210

(A)	Stock-based compensation consists of the following:

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Research and development	1,821	1,691	6,864	5,567
Selling, general and administrative	3,789	4,996	21,855	18,480